ARTICLES OF INCORPORATION
                                       OF
                             JUSTIN INDUSTRIES, INC.


                        AS AMENDED THROUGH APRIL 27, 1993



                               SUMMARY OF CONTENTS



          Page                  Article
          ----      --------------------------------------

          1         One:      Name of the Corporation

          1         Two:      Purposes

          3         Three:    Principal Office

          4         Four:     Period of Duration

          4         Five:     Number of Directors

          4         Six:      Stock

          11        Seven:    Shareholders' Rights

          11        Eight:    Address; Registered Agent

          11        Nine:     Liability of Directors


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                            ARTICLES OF INCORPORATION
                                       OF
                             JUSTIN INDUSTRIES, INC.


                        AS AMENDED THROUGH APRIL 27, 1993




                                   ARTICLE ONE

The name of the corporation is JUSTIN INDUSTRIES, INC.
                                                            (September 29, 1972)


                                   ARTICLE TWO

The purposes for which the corporation is organized are:

1. HOLDING COMPANY. The general nature of the business of said corporation shall be to buy or otherwise acquire, own, hold, manage, and control personal property of every description, including its own stock and stock in any other corporations, and to sell and convey, mortgage, pledge, lease or otherwise dispose of such property or any part thereof.

2. MANUFACTURE AND MERCANTILE. To manufacture, distribute, buy, sell, deal in and with goods, wares and merchandise, and personal property of every kind and description, and to contract with others for their manufacture or distribution.

3. CONSTRUCTION. To conduct and carry on the business of general contractors and builders; to design, plan, erect, construct, equip, alter, rebuild, remodel, improve and repair all kinds of houses, buildings and other structures or parts thereof and works and excavations therefor; to employ mechanics, laborers, artisans and workmen, and to make contracts and subcontracts for work and materials; to manufacture, buy, sell and deal in the materials necessary in connection with the business of the corporation; to own, manage, operate, lease, purchase and sell buildings and generally to transact all business of a similar nature necessary or incidental to the purposes aforesaid, and to do all things necessary or incidental thereto or connected with the business of contractors and builders.

4. REAL ESTATE DEVELOPMENT. Subject to the provisions of Part Four of the Texas Miscellaneous Corporation Laws Act, to engage in and carry on the business of buying, leasing and otherwise acquiring lands and interests in lands of every kind and description and wheresoever situated, buying, leasing and otherwise acquiring and constructing and erecting, or contracting for the construction and erection of buildings and structures in and on such lands for any uses or purposes; holding, owning, improving, developing, maintaining, operating, letting, leasing, mortgaging, selling or otherwise disposing of such property or any part thereof; equipping, furnishing, and operating apartments, apartment houses, hotels, apartment hotels, restaurants, office buildings, shopping centers, warehouses, or any other buildings or structures of whatsoever kind.

5. INVENTIONS, ETC. To acquire by purchase, assignment, grant, license or otherwise, to apply for, secure, lease or in any manner obtain, to develop, hold, own, use, exploit, operate, enjoy and introduce, to sell, assign, lease, mortgage, pledge, grant licenses and rights of all kinds in respect of, or otherwise dispose of, and generally to deal in and with and turn to account for any or all purposes, either for itself or as nominee or agent for others:

     (1) Any and all inventions, devices, processes, discoveries and formulae, and improvements and modifications thereof and rights and interests therein;

     (2) Any and all letters patent or applications for letters patent of the United States of America or of any other country, state, locality or authority, and any and all rights, interests and privileges connected therewith or incidental or appertaining thereto;

     (3) Any and all copyrights granted by the United States of America or any other country, state, locality or authority, and any and all rights, interests and privileges connected therewith or incidental or appertaining thereto; and

     (4) Any and all trade-marks, trade names, trade symbols, labels, designs and other indications or origin and ownership granted by or recognized under the laws of the United States of America or any other country, state, locality or authority, and any and all rights, interests and privileges connected therewith or incidental or appertaining thereto.

     To manufacture, purchase, sell and generally trade and deal in and with any article, product or commodity produced as the result of or through the use of any such inventions, devices, processes, discoveries, formulae and improvements and modifications thereof, or the like, or any articles, products, commodities, supplies and materials used or suitable to be used in connection therewith or in any manner applicable or incidental thereto; to grant licenses, sub-licenses, rights, interests and privileges in respect of any of the foregoing, and to supervise or otherwise exercise such control over its licensees or grantees and the business conducted by them, as may be agreed upon in its contracts or agreements with such licensees or grantees for the protection of its rights and interest therein, and to secure to it the payment of agreed royalties or other considerations.
                                                             (September 6, 1968)


                                  ARTICLE THREE

Its principal office shall be at Fort Worth, Tarrant County, Texas.
                                                             (September 6, 1968)


                                  ARTICLE FOUR

The period of its duration is perpetual.
                                                             (September 6, 1968)


                                  ARTICLE FIVE

The number of its directors shall not be less than three (3), the exact number to be fixed from time to time by its Bylaws. Cumulative voting of stock in an election of directors is expressly prohibited.
                                                             (September 6, 1968)


                                   ARTICLE SIX

The aggregate number of shares which the corporation shall have authority to issue is One Hundred Million (100,000,000) shares of Common Stock of the par value of $2.50 per share (hereinafter sometimes called the "Common Stock"), and One Million (1,000,000) shares of voting Preferred Stock of the par value of $2.50 per share (hereinafter sometimes called "Preferred Stock").
                                                                (April 27, 1993)

At such time as this amendment becomes effective in accordance with the applicable provisions of the Texas Business Corporation Act (such date and time being hereinafter called the "effective date"), the shares of Common Stock, par value $5.00, then issued and outstanding or held in treasury of the corporation shall be converted, without any action on the part of the holders thereof, into fully paid and non-assessable shares of Common Stock, par value $2.50, on the basis of two shares of Common Stock, par value $2.50, for each one share of Common Stock, par value of $5.00. Except as provided herein, the aforesaid change shall not affect the preferences, rights or privileges of issued and outstanding shares of Common Stock. Certificates representing outstanding shares of Common Stock, par value $5.00, shall be deemed to represent, from and after the effective date, the number of shares of Common Stock, par value $2.50, into which the shares of Common Stock, par value $5.00, theretofore represented by such certificates, shall have been converted, as aforesaid. As promptly as practicable after the effective date, the Company shall issue and deliver to each holder of a certificate or certificates theretofore representing Common Stock, par value $5.00, a certificate or certificates for the number of shares of Common Stock, par value $2.50, to which such shareholder may be entitled pursuant to the foregoing, upon surrender of such certificate or certificates for Common Stock, par value $5.00. Certificates representing outstanding shares of Series One Preferred Stock, par value $5.00, shall be deemed, from and after the effective date, to represent the same number of shares of Series One Preferred Stock, par value $2.50.

The preferences, limitations, and relative rights in respect of the shares of each class of the corporation's capital stock, and the authority vested in the Board of Directors to divide the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any series so established are as follows:

                                     PART A
                                 PREFERRED STOCK

     1. ISSUANCE OF PREFERRED STOCK IN SERIES. The shares of Preferred Stock may be divided into and issued in series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. All shares of Preferred Stock shall be of equal rank and identical except to the extent that variations in the relative rights and preferences enumerated in subparagraphs (a) through (g) inclusive of this paragraph 1 may be fixed and determined from time to time, by the Board of Directors between series hereafter established; and each share of a series shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be payable and cumulative. Shares of any series which have been retired or canceled in any manner, including shares redeemed or treasury shares retired and shares which have been converted into Common Stock or exchanged for shares of Preferred Stock of any other series, shall have the status of authorized but unissued shares.

          Authority is expressly granted to the Board of Directors, within the limitations and restrictions stated herein, to divide the shares of Preferred Stock into one or more series, and with respect to each series, to fix and determine by resolution or resolutions providing for the issue of such series the following relative rights and preferences as to which there may be variations between the series so established:

          (a) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

          (b) the rate of dividends payable on shares of such series, the conditions upon which and the dates when such dividends shall be payable;

          (c) the price or prices at, and the terms and conditions on, which shares of such series may be redeemed;

          (d) the amount payable on shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;

          (e) the terms and conditions and the date or dates on which the shares of such series, if convertible, may be converted into shares of Common Stock;

          (f) subject to the limitations contained in Article 2.12B(5) of the Texas Business Corporation Act, the rights, if any, of the holders of shares of such series to convert such shares into, or exchange shares for, shares of any other series of Preferred Stock, and the terms and conditions of such conversion or exchange; and

          (g) whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement and the terms and provisions relative to the operation thereof.

     2. PREFERENCE AS TO DIVIDENDS. The holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available for the payment of dividends, cumulative cash dividends at the annual rate for each particular series theretofore fixed by the Board of Directors as hereinbefore authorized, and no more, payable quarter-yearly on the dates fixed therefor by the Board of Directors, to shareholders of record on the respective dates, not exceeding fifty (50) days preceding such dividend payment dates, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend. Such dividends shall accrue on each such share of Preferred Stock from the date of its original issuance. Such dividends shall be cumulative so that if such dividends in respect of any previous dividend period (at the rate or rates fixed by the Board of Directors as herein provided) shall not have been paid on or declared and set apart for all Preferred Stock at the time outstanding, the deficiency shall be fully paid on or declared and set apart for such Preferred Stock before any dividend shall be paid on or declared or set apart for the Common Stock. Accumulated dividends shall not bear interest. No dividends shall be declared on any series of Preferred Stock in respect of any quarter-year dividend period unless there shall likewise be or have been declared on all shares of Preferred Stock of each series at the time outstanding like dividends in proportion to the respective aggregate dividends payable per annum on each series computed on the basis of the number of shares outstanding in, and the dividend rate of, each series.

     3. PREFERENCE ON LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the corporation, before any payment or distribution of the assets of the corporation (whether capital or surplus) shall be made to or set apart for the holders of Common Stock, the holders of the shares of each series of Preferred Stock shall be entitled to receive payment at the rate fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, plus an amount equal to all dividends (whether or not earned or declared) accumulated to the date of final distribution to such holders, and, in addition thereto, if such liquidation, dissolution or winding up be voluntary, the amount of the premium, if any, payable upon such liquidation, dissolution or winding up as fixed for the shares of the respective series; but they shall be entitled to no further payment. If, upon any liquidation, dissolution or winding up of the corporation, the assets of the corporation, or proceeds thereof, distributable among the holders of the shares of Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes of this paragraph 3, neither the merger or consolidation of the corporation into or with any other corporation, nor the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all the property or assets of the corporation, shall be deemed a liquidation of the corporation.

     4. REDEMPTION OF PREFERRED STOCK. The corporation, at the option of the Board of Directors, may redeem the Preferred Stock of any series at the time outstanding at the times, in the amounts, in the manner and at the price or prices fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, plus in every case an amount equal to all accumulated dividends with respect to each share so to be redeemed and, in addition thereto, the amount of the premium, if any, payable upon such redemption fixed in said resolution or resolutions of the Board of Directors. In case of the redemption of a part only of any series of Preferred Stock at the time outstanding, the shares of such series so to be redeemed shall be selected by lot or in such other manner as the Board of Directors may determine. The Board of Directors shall have full power and authority to prescribe the terms and conditions upon which the Preferred Stock shall be redeemed from time to time; provided, however, that if the corporation is in default with respect to any dividend payable on or any sinking or purchase fund requirement relating to shares of Preferred Stock, it shall not redeem any shares of Preferred Stock except pro rata pursuant to offers of sale made by holders of the Preferred Stock in response to an invitation for tenders given simultaneously by the corporation by mail to the holders of record of all shares of the Preferred Stock then outstanding.

     5. CONVERSION. The shares of Preferred Stock of each series shall be convertible into or exchangeable for shares of Common Stock or shares of any other series of Preferred Stock, upon such terms and conditions, as may be fixed and determined by the Board of Directors in any resolution providing for the issuance of such series of Preferred Stock. The corporation shall make no payment or adjustment on account of any dividends accrued on the shares of Preferred Stock of any series surrendered for conversion or exchange except that all dividends accrued and unpaid on such shares up to the dividend payment date immediately preceding such surrender for conversion shall constitute a debt of the corporation payable without interest to the converting shareholder, and no dividend shall be declared or paid in respect of shares of Common Stock until such debt shall be fully paid or sufficient funds set apart for the payment thereof.

                                     PART B
                                  COMMON STOCK

     1. JUNIOR TO PREFERRED STOCK. The Common Stock is junior to the Preferred Stock and is subject to all rights, privileges, preferences and priorities of the Preferred Stock as herein set forth or as may be stated in any resolution or resolutions of the Board of Directors providing for the issue of a series of Preferred Stock.

     2. DIVIDENDS. Subject to the prior and superior rights of the Preferred Stock and subject to the provisions and on the conditions set forth in Part A hereof, or in any resolution or resolutions providing for the issue of a series of Preferred Stock, such dividends (payable in cash, stock, or otherwise) as may be determined by the Board of Directors, may be declared and paid on the Common Stock from time to time out of any funds legally available therefor.

     3. LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any liquidation, dissolution or winding up of the affairs of the corporation, after payment to the holders of Preferred Stock of the amounts to which they are entitled pursuant to the resolution or resolutions of the Board of Directors providing for the issue of a series or Preferred Stock, the holders of Common Stock shall be entitled to share ratably in all assets then remaining subject to distribution to the shareholders.

                                     PART C
                           VOTING RIGHTS APPLICABLE TO
                        PREFERRED STOCK AND COMMON STOCK

     1. VOTING RIGHTS. In the exercise of voting powers, each holder of a share of Preferred Stock and each holder of a share of Common Stock shall be entitled to one vote for each of the shares held by him on record on the books of the corporation at the time for determining holders thereof entitled to vote. The holders of Common Stock shall vote together, share for share, with the holders of Preferred Stock as one class except as to those matters which by express statutory provision are required to be determined by class voting.

     2. DENIAL OF CUMULATIVE VOTING. As provided in Article Five hereof, no shareholder of the corporation shall have the right to cumulate his votes for the election of directors.
                                                              (October 16, 1972)


                                  ARTICLE SEVEN

Shareholders shall not have the pre-emptive right to subscribe for, purchase or acquire additional or treasury shares of the corporation, whether now or hereafter authorized, except such rights, if any, as the Board of Directors in its discretion may grant from time to time, and at such price and terms as the Board of Directors in its discretion may fix; and this denial shall be set forth at length or in summary form on the face or back of each stock certificate hereafter issued whether in connection with an original issue, a transfer of shares, or otherwise; and the Board of Directors may sell treasury stock and authorize the sale and issuance of authorized unissued stock, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase such available shares of stock, at such price and under such terms as the Board of Directors may from time to time fix, without the necessity of offering such shares or securities, either in whole or in part, to existing stockholders.
                                                             (September 6, 1968)


                                  ARTICLE EIGHT

The post office address of its present registered office is 2821 West 7th Street, P. 0. Box 425, Fort Worth, Texas and the name of its initial registered agent at such address is Richard J. Savitz.
                                                                (March 20, 1987)


                                  ARTICLE NINE

A Director of the corporation shall not be liable to the corporation or its Shareholders for monetary damages for an act or omission in the Director's capacity as a Director, except with respect to liability for:

1. a breach of the Director's duty of loyalty to the corporation or its Shareholders;
2. an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

3. a transaction from which the Director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the Director's office;

4. an act or omission for which the liability of a Director is expressly provided for by statute; or

5.   an act related to an unlawful stock repurchase or payment of a dividend.

If the Texas Business Corporation Act, the Texas Miscellaneous Corporation Laws Act or any other similar statute is amended after approval by the Shareholders of this provision to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the corporation shall be eliminated or limited to the fullest extent permitted by such statutes, as so amended.
                                                                (March 18, 1988)